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                                                                    EXHIBIT 99.1

Press Release

SOURCE: Caliper Technologies Corp.

Caliper and Aclara Settle All Litigation

MOUNTAIN VIEW, Calif., Jan. 7 /PRNewswire/ -- Caliper Technologies Corp. (Nasdaq: CALP - news) announced today that the company has reached a comprehensive settlement agreement with ACLARA BioSciences (Nasdaq: ACLA - news) on all pending litigation between the two companies. Under the terms of the settlement both companies agree to dismiss all suits and countersuits in the federal and state court actions and to cross-license selected patents.

The settlement provides Caliper with freedom to operate under ACLARA's `022 family of patents, which includes the `015 and other patents, for Caliper's glass chips and related instruments through a fully paid, royalty-free license. Under the terms of the agreement, ACLARA will also pay Caliper $37.5 million over the next three years in a combination of stock, cash, and committed minimum royalties. Caliper has agreed to license to ACLARA the "Ramsey" family of patents for use with Aclara's polymer chips and related instruments in exchange for license fees and royalties. The two companies have also agreed to an alternative dispute resolution procedure for handling potential future patent disagreements out of court.

"This settlement is an extremely positive outcome for Caliper and its stockholders, and accomplishes all of our objectives in these matters," said Dan Kisner, M.D., President and Chief Executive Officer. "The settlement eliminates the `015 patent and future patents in this family as a potential threat to our freedom to operate and provides compensation related to our state court action. At the same time, it affirms both the integrity and the commercial value of our Ramsey patent estate's broad coverage of fluidic control at intersections on microfluidic chips and provides for recurring license revenue to Caliper."

"Achieving this settlement agreement has required the dedicated efforts of both companies' management teams over a significant period of time," continued Dr. Kisner. "Now, each company can focus its efforts on the more rewarding activities of developing and commercializing important new products and building long-term value for its stockholders."

Caliper Technologies Corp. is a leader in lab-on-a-chip technology. Caliper designs, manufactures, and commercializes LabChip(R) devices and systems that enable experiments that ordinarily require laboratories full of equipment and people to be conducted on a chip small enough to fit in the palm of a child's hand. The chip contains a network of microscopic channels through which fluids and chemicals are moved in order to perform the experiment. The LabChip(R) system is designed to streamline and accelerate laboratory experimentation and has potential applicability in a broad range of industries including pharmaceuticals, agriculture, chemicals and diagnostics. Caliper has established multiple strategic and commercial alliances and has built a leading intellectual property estate in microfluidic technology.

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NOTE: This news release contains forward-looking statements that involve risks and uncertainties. In particular, the statements with respect to Caliper's expectations as to its freedom to operate and recurring license revenue are subject to risks and uncertainties. Actual results may differ materially from Caliper's beliefs and expectations as a result of numerous risks and uncertainties, including: the risks that the settlement agreement guarantees freedom to operate only as against ACLARA, and to the extent other companies or persons have intellectual property rights unknown to Caliper at this time Caliper's freedom to operate may be limited by these intellectual property rights; and Caliper will receive recurring license revenue only if ACLARA sells products incorporating Caliper's technology, which will occur only if ACLARA is able to fully develop such products and the market accepts these products. Other risks related to Caliper are detailed in Caliper's Annual Report on Form 10-K filed with the SEC dated March 24, 2000, and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

NOTE: LabChip is a registered trademark of Caliper Technologies Corp.